NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES
REFINANCING OF THE COMERICA REVOLVING CREDIT FACILITY

AUSTIN, TX, January 7, 2013 - Stratus Properties Inc. (NASDAQ: STRS) announced that effective December 31, 2012, it entered into a Loan Agreement (“Loan Agreement”) with Comerica Bank (“Comerica”) that renews, extends and modifies Stratus' $45.0 million credit facility with Comerica, comprised of a $35.0 million revolving line of credit and a $10.0 million term loan, that was scheduled to mature on December 31, 2012.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “We are pleased to announce that we successfully completed the process to restructure our debt, including reducing interest rates and extending maturities, in a manner that fits our current activities and gives us additional financial flexibility. We value our business relationship with Comerica and look forward to continuing to work together to finance our business. We are also evaluating refinancing options for the W Austin Hotel & Residences project when the Beal Bank loan is open for prepayment in July 2013."

Stratus has made significant progress since mid-2012 in realigning its debt. At June 30, 2012, Stratus had total debt of $160.3 million (with maturities of approximately $70 million due by year-end 2013) at an average interest rate of 8.40 percent. As discussed below, Stratus reduced its total debt to $137.0 million (with maturities of approximately $10 million due by year-end 2013) as of December 31, 2012, at an average interest rate of 8.15 percent.

The Loan Agreement provides for a $48.0 million credit facility, divided into three tranches as follows: (1) a $35.0 million revolving line of credit, (2) $3.0 million for letters of credit, and (3) a $10.0 million construction loan. The interest rate applicable to amounts borrowed under each loan is an annual rate of LIBOR plus 4.0%, with a minimum interest rate of 6.0%. The credit facility will mature on November 30, 2014.

Proceeds from the revolving loan may be used to fund Stratus' working capital needs, including land acquisitions; however, without prior approval from Comerica, individual land acquisitions shall not exceed $3.0 million and aggregate land transactions shall not exceed $10.0 million. Proceeds from the letter of credit tranche shall be used to fund additional working capital needs. Proceeds from the construction loan shall be used to develop the regional road and infrastructure for Section N of Barton Creek.

Under the terms of the Loan Agreement, (1) any distributions received by Stratus from its investment in the W Austin Hotel & Residences Project shall be paid to Comerica and applied against the $35.0 million revolving loan to the extent of any outstanding debt and (2) municipal utility district reimbursements and land sales proceeds directly related to Section N of Barton Creek shall be used to first repay the $10.0 million construction loan, with any excess used to pay down the $35.0 million revolving loan. Any amounts borrowed and repaid under the $10.0 million construction loan will not be available for future advance to Stratus. Repayments under the Loan Agreement can be accelerated by Comerica upon the occurrence of certain customary events of default. The Loan Agreement contains customary financial covenants.

Stratus' obligations under the Loan Agreement are secured by substantially all of Stratus' assets, except for properties that are encumbered by separate non-recourse permanent loan financing.

As of December 31, 2012, the aggregate principal balance outstanding under the revolving loan was $26.6 million and no amounts were outstanding under the letter of credit tranche or the construction loan.

As previously reported, in September 2012, Stratus entered into loan modification agreements with American Strategic Income Portfolio Inc., under which Stratus (1) paid off two of its seven unsecured term loans totaling $9 million and (2) reduced the interest rates from 8.750% to 7.250%, extended the maturity dates and modified the prepayment provisions of the remaining five unsecured term loans. Four loans totaling $15.0 million mature in 2015 and one loan totaling $8.0 million matures in 2016. As of December 31, 2012, the aggregate principal balance outstanding under the five remaining outstanding unsecured term loans is $23.0 million.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.

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